Exhibit 10.2

OPTION GRANT NOTICE
UNDER THE
bumble Inc.
2021 OMNIBUS INCENTIVE PLAN
(Option Grant – Employees)

Bumble Inc., a Delaware corporation (the “Company”), pursuant to its 2021 Omnibus Incentive Plan (as amended and/or restated from time to time, the “Plan”), hereby grants to the Participant the number of Options (each Option representing the right to purchase one share of Common Stock) set forth below, at an Exercise Price per share as set forth below. The Options are subject to all of the terms and conditions as set forth herein, in the Option Agreement including any provisions for the Participant’s country set forth in any exhibit to the Option Agreement (the “Exhibit”) (together, the “Option Agreement”) (attached hereto), and in the Plan, all of which are incorporated herein in their entirety. Capitalized terms not otherwise defined herein shall have the meaning set forth in the Plan.

Participant:	[●]
Date of Grant:	[●]
Vesting Reference Date:	[●]
Number of Options:	[●]
Exercise Price:	$[●]
Option Period Expiration Date:	10th anniversary of Grant Date
Type of Option:	Non-qualified Stock Option
Vesting Schedule:

Provided that the Participant has not undergone a Termination at the time of each applicable vesting date, one quarter (1/4) of the Options (rounded down to the nearest whole share of Common Stock) will vest on the first anniversary of the Vesting Reference Date and the remaining three-quarters (3/4) of the Options will vest in substantially equal installments (with each installment rounded down to the nearest whole share of Common Stock) on each [monthly][quarterly] anniversary thereafter such that the Options will be fully vested on the fourth anniversary of the Vesting Reference Date; provided, that on the fourth anniversary of the Vesting Reference Date, any Options that have not otherwise vested due to rounding will also vest in full.

Notwithstanding the foregoing, if the Participant’s employment or service, as applicable, is terminated without Cause by the Company or its then-Affiliates in the two-year period following a Change in Control, then all then-outstanding Options (or substitute equity or consideration of purchaser or its Affiliates, as applicable) shall vest upon the Participant’s Termination.

THE PARTICIPANT ACKNOWLEDGES RECEIPT OF THIS OPTION GRANT NOTICE, THE OPTION AGREEMENT AND THE PLAN, AND, AS AN EXPRESS CONDITION TO THE GRANT OF OPTIONS HEREUNDER, AGREES TO BE BOUND BY THE TERMS OF THIS OPTION GRANT NOTICE, THE OPTION AGREEMENT AND THE PLAN. If the Participant DOES not accept the Option Agreement through the online acceptance process by THIRTY CALENDAR DAYS FOLLOWING THE GRANT DATE, or such other date that may be communicated, the Company will automatically accept the option Agreement on the Participant’s behalf. If the Participant declines the option Agreement, the Participant’s OPTION award will be canceled and the Participant will not be entitled to any benefits from the award nor any compensation or benefits in lieu of the canceled award.

OPTION AGREEMENT
UNDER THE
BUMBLE INC.
2021 OMNIBUS INCENTIVE PLAN

Pursuant to the Option Grant Notice (the “Grant Notice”) delivered to the Participant (as defined in the Grant Notice), and subject to the terms of this Option Agreement including any provisions for the Participant’s country set forth in any exhibit attached hereto (this “Option Agreement”) and the Bumble Inc. 2021 Omnibus Incentive Plan, as it may be amended and/or restated from time to time (the “Plan”), Bumble Inc., a Delaware corporation (the “Company”), and the Participant agree as follows. Capitalized terms not otherwise defined herein shall have the same meaning as set forth in the Plan.

1. Grant of Option. Subject to the terms and conditions set forth herein and in the Plan, the Company hereby grants to the Participant the number of Options provided in the Grant Notice (with each Option representing the right to purchase one share of Common Stock), at an Exercise Price per share as provided in the Grant Notice. The Company may make one or more additional grants of Options to the Participant under this Option Agreement by providing the Participant with a new Grant Notice, which may also include any terms and conditions differing from this Option Agreement to the extent provided therein. The Company reserves all rights with respect to the granting of additional Options hereunder and makes no implied promise to grant additional Options.

2. Vesting. Subject to the conditions contained herein and in the Plan, the Options shall vest as provided in the Grant Notice.

3. Exercise of Options Following Termination. The provisions of Section 7(c)(ii) of the Plan are incorporated herein by reference and made a part hereof; provided, that, notwithstanding anything in this Option Agreement or the Plan to the contrary, no Option may be exercised prior to the date that is 45 days following the date that is 180 days following the completion of the initial public offering of the Common Stock.

4. Method of Exercising Options. The Options may be exercised by the delivery of notice of the number of Options that are being exercised accompanied by payment in full of the Exercise Price applicable to the Options so exercised. Such notice shall be delivered either (a) in writing to the Company at its principal office or at such other address as may be established by the Committee, to the attention of the Corporate Secretary; or (b) to a third-party plan administrator as may be arranged for by the Company or the Committee from time to time for purposes of the administration of outstanding Options under the Plan, in the case of either (a) or (b), as communicated to the Participant by the Company from time to time. Payment of the aggregate Exercise Price may be made using any of the methods described in Section 7(d)(i) or (ii) of the Plan; provided, that the Participant shall obtain written consent from the Committee prior to the use of the method described in Section 7(d)(ii)(A) of the Plan.

5. Issuance of Shares of Common Stock. Following the exercise of an Option hereunder, as promptly as practical after receipt of such notification and full payment of such Exercise Price and any required income or other tax withholding amount (as provided in Section 9 hereof), the Company shall issue or transfer, or cause such issue or transfer, to the Participant the number of shares of Common Stock with respect to which the Options have been so exercised, and shall either (a) deliver, or cause to be delivered, to the Participant a certificate or certificates therefor, registered in the Participant’s name or (b) cause such shares of Common Stock to be credited to the Participant’s account at the third‑party plan administrator.

6. Company; Participant.

(a) The term “Company” as used in this Option Agreement with reference to employment or service shall include the Board, the Company and its Subsidiaries.

(b) Whenever the word “Participant” is used in any provision of this Option Agreement under circumstances where the provision should logically be construed to apply to the executors, the administrators, or the person or persons to whom the Options may be transferred by will or by the laws of descent and distribution, the word “Participant” shall be deemed to include such person or persons.

7. Non-Transferability. The Options are not transferable by the Participant; provided, however, to the extent permitted by the Committee in accordance with Section 14(b) of the Plan, vested Options may be transferred to Permitted Transferees. Except as otherwise provided herein, no assignment or transfer of the Options, or of the rights represented thereby, whether voluntary or involuntary, by operation of law or otherwise, shall vest in the assignee or transferee any interest or right herein whatsoever, but immediately upon such assignment or transfer the Options shall terminate and become of no further effect.

8. Rights as Stockholder. The Participant or a Permitted Transferee of any vested Options shall have no rights as a stockholder with respect to any share of Common Stock covered by an Option unless and until the Participant shall have become the holder of record or the beneficial owner of such share of Common Stock, and no adjustment shall be made for dividends or distributions or other rights in respect of such share of Common Stock for which the record date is prior to the date upon which the Participant shall become the holder of record or the beneficial owner thereof.

9. Tax Withholding. The provisions of Section 14(d) of the Plan are incorporated herein by reference and made a part hereof. In addition, the Committee, subject to its having considered the applicable accounting impact of any such determination, has full discretion to allow the Participant to satisfy, in whole or in part, any additional income, employment, national insurance and/or other applicable taxes payable by the Participant with respect to an Award by electing to have the Company withhold from the shares of Common Stock otherwise issuable or deliverable to, or that would otherwise be retained by, the Participant upon the grant, vesting or settlement of the Award, as applicable, shares of Common Stock having an aggregate Fair Market Value that is greater than the applicable minimum required statutory withholding liability (but such withholding may in no event be in excess of the maximum statutory withholding amount(s) in the Participant’s relevant tax jurisdictions).

10. Notice. Every notice or other communication relating to this Option Agreement between the Company and the Participant shall be in writing, and shall be mailed to or delivered to the party for whom it is intended at such address as may from time to time be designated by such party in a notice mailed or delivered to the other party as herein provided; provided, that, unless and until some other address be so designated, all notices or communications by the Participant to the Company shall be mailed or delivered to the Company at its principal executive office, to the attention of the Company’s Chief Legal Officer, and all notices or communications by the Company to the Participant may be given to the Participant personally or may be mailed to the Participant at the Participant’s last known address, as reflected in the Company’s records. Notwithstanding the above, all notices and communications between the Participant and any third-party plan administrator shall be mailed, delivered, transmitted or sent in accordance with the procedures established by such third-party plan administrator and communicated to the Participant from time to time.

11. No Right to Continued Service. This Option Agreement does not confer upon the Participant any right to continue as an employee or service provider to the Company.

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12. Binding Effect. This Option Agreement shall be binding upon the heirs, executors, administrators and successors of the parties hereto.

13. Waiver and Amendments. Except as otherwise set forth in Section 13 of the Plan, any waiver, alteration, amendment or modification of any of the terms of this Option Agreement shall be valid only if made in writing and signed by the parties hereto; provided, however, that any such waiver, alteration, amendment or modification is consented to on the Company’s behalf by the Committee. No waiver by either of the parties hereto of their rights hereunder shall be deemed to constitute a waiver with respect to any subsequent occurrences or transactions hereunder unless such waiver specifically states that it is to be construed as a continuing waiver.

14. Clawback/Forfeiture. In the event of a Termination by the Company for Cause, or if the Company discovers within 12 months after a Termination that grounds for a Termination for Cause existed at the time of such Termination, in each case, then the Participant shall be required, in addition to any other remedy available (on a non-exclusive basis), to pay to the Company, within 10 business days after the Company’s request to the Participant therefor, an amount equal to the excess, if any, of (A) the aggregate after-tax proceeds (taking into account all amounts of tax that would be recoverable upon a claim of loss for payment of such proceeds in the year of repayment) that the Participant received upon the sale or other disposition of, or distributions in respect of, the Options issued hereunder (including any shares of Common Stock issued in connection with the exercise of any Option) over (B) the aggregate Exercise Price paid for any such shares of Common Stock issued in connection with the exercise of any Option, if applicable. Any reference in this Option Agreement to grounds existing for a Termination for Cause shall be determined without regard to any notice period, cure period, or other procedural delay or event required prior to a finding of, or Termination for, Cause.

15. Governing Law. This Option Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of law thereof. Notwithstanding anything contained in this Option Agreement, the Grant Notice or the Plan to the contrary, if any suit or claim is instituted by the Participant or the Company relating to this Option Agreement, the Grant Notice or the Plan, the Participant hereby submits to the exclusive jurisdiction of and venue in the courts of Delaware.

16. Plan. The terms and provisions of the Plan are incorporated herein by reference. In the event of a conflict or inconsistency between the terms and provisions of the Plan and the provisions of this Option Agreement (including the Grant Notice), the Plan shall govern and control.

17. Exhibit for Non-U.S. Participants. If the Participant is residing and/or working outside of the United States, the Option shall be subject to any additional provisions set forth in Exhibit A to this Option Agreement. If the Participant becomes based outside the United States during the life of the Option, the additional provisions set forth in Exhibit A shall apply to the Participant to the extent that the Company determines that the application of such provisions is necessary or advisable for legal or administrative reasons. Moreover, if the Participant relocates between any of the countries included on Exhibit A, the additional provisions set forth in Exhibit A for such country shall apply to the Participant to the extent that the Company determines that the application of such provisions is necessary or advisable for legal or administrative reasons. Exhibit A constitutes part of this Option Agreement.

18. Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Participant’s participation in the Plan, on the Option and on any shares of Common Stock acquired under the Plan, to the extent that the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

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19. Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company. Further, if the Participant does not accept the Option Agreement through the online acceptance process by the date set forth in the Grant Notice, or such other date that may be communicated, the Company will automatically accept the Option Agreement on the Participant’s behalf. If the Participant declines the Option Agreement, the Participant’s Option award will be canceled and the Participant will not be entitled to any benefits from the award nor any compensation or benefits in lieu of the canceled award.

20. Entire Agreement. This Option Agreement (including, without limitation, all exhibits and appendices attached hereto), the Grant Notice and the Plan constitute the entire agreement of the parties hereto in respect of the subject matter contained herein and supersede all prior agreements and understandings of the parties, oral and written, with respect to such subject matter.

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EXHIBIT A

TO THE OPTION AGREEMENT
UNDER THE
BUMBLE INC.
2021 OMNIBUS INCENTIVE PLAN

Capitalized terms used but not otherwise defined herein will have the meaning given to such terms in the Plan and the Option Agreement. For the avoidance of doubt, all provisions of the Option Agreement and the Option Grant Notice apply to non-U.S. Participants except to the extent supplemented or modified by this Exhibit A.

Part I - ADDITIONAL TERMS AND CONDITIONS FOR PARTICIPANTS SUBJECT TO LAWS OUTSIDE THE U.S.

1. Form of Payment for Options. The following provision supplements Section 4 of the Option Agreement:

Notwithstanding anything to the contrary in the Plan or Section 4 of the Option Agreement, if the Participant is subject to laws outside the United States, the Participant must obtain written consent from the Committee prior to (a) using a “net exercise” procedure as described in Section 7(d)(ii)(C) of the Plan or (b) using Shares the Participant already owns to pay the Exercise Price as described in Section 7(d)(i) of the Plan.

2. Responsibility for Taxes. This provision supplements Section 9 of the Option Agreement:

(a) The Participant acknowledges that, regardless of any action taken by the Company or, if different, the Participant’s employer (the “Employer”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Participant’s participation in the Plan and legally applicable to the Participant (“Tax-Related Items”) is and remains the Participant’s responsibility and may exceed the amount, if any, actually withheld by the Company or the Employer. The Participant further acknowledges that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Options, including, but not limited to, the grant, vesting or settlement of the Options, the subsequent sale of shares of Common Stock acquired pursuant to such settlement and the receipt of any dividends and/or any dividend equivalents; and (2) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Options to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Participant is subject to Tax-Related Items in more than one jurisdiction, the Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

(b) Prior to any relevant taxable or tax withholding event, as applicable, the Participant agrees to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, the Participant authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy any applicable withholding obligations with regard to all Tax-Related Items by one or a combination of the following:

(i) withholding from the Participant’s wages, salary, or other cash compensation payable to the Participant by the Company, the Employer, or any other member of the Company Group;

(ii) withholding from any cash payment made in settlement of the Options or dividend equivalents;

(iii) withholding from proceeds of the sale of shares of Common Stock either through a voluntary sale or through a mandatory sale arranged by the Company (on the Participant’s behalf pursuant to this authorization without further consent); or

(iv) withholding in shares of Common Stock;

provided, however, that if the Participant is subject to Section 16 of the Exchange Act, then the Company will withhold in shares of Common Stock upon the relevant taxable or tax withholding event, as applicable, unless the use of such withholding method is problematic under applicable law or has materially adverse accounting consequences, in which case, the obligation for Tax-Related Items may be satisfied by one or a combination of methods (i), (ii) and (iii) above.

(c) The Company may withhold or account for Tax-Related Items by considering statutory withholding amounts or other applicable withholding rates, including maximum rates applicable in the Participant’s jurisdiction(s). In the event of over-withholding, the Participant may receive a refund of any over-withheld amount in cash (with no entitlement to the equivalent in Common Stock) from the Company or the Employer; otherwise, the Participant may be able to seek a refund from the local tax authorities. In the event of under-withholding, the Participant may be required to pay any additional Tax-Related Items directly to the applicable tax authority or to the Company and/or the Employer. If the withholding obligation for Tax-Related Items is satisfied by withholding in shares of Common Stock, for tax purposes, the Participant is deemed to have been issued the full number of shares of Common Stock subject to the vested Options, notwithstanding that a number of the shares of Common Stock is held back solely for the purpose of paying the Tax-Related Items.

(d) Finally, the Participant agrees to pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of the Participant’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the shares of Common Stock or the proceeds of the sale of shares of Common Stock or to make any cash payment upon exercise of the Options if the Participant fails to comply with the Participant’s obligations in connection with the Tax-Related Items.

(e) Notwithstanding anything to the contrary in the Plan or in Section 5 of the Option Agreement, if the Company is required by applicable law to use a particular definition of fair market value for purposes of calculating the taxable income for the Participant, the Company will have the discretion to calculate the shares of Common Stock to be withheld to cover any Withholding Taxes by using either the price used to calculate the taxable income under applicable law or by using the closing price per share of Common Stock on the Nasdaq (or other principal exchange on which the shares of Common Stock then trade) on the trading day immediately prior to the date of delivery of the shares of Common Stock.

3. Nature of Grant. This provision supplements Sections 3 and 11 of the Option Agreement:

By accepting the grant of the Options, the Participant acknowledges, understands and agrees that:

(a) the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;

(b) the grant of the Options is voluntary and occasional, and does not create any contractual or other right to receive future grants of Options, or benefits in lieu of Options, even if Options have been granted in the past;

(c) all decisions with respect to future Options or other grants, if any, will be at the sole discretion of the Company;

(d) the Participant is voluntarily participating in the Plan;

(e) the Options and the shares of Common Stock subject to the Options, and the income from and value of same, are not intended to replace any pension rights or compensation;

(f) the Options and the shares of Common Stock subject to the Options, and the income from and value of same, are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, holiday pay, long-service awards, pension or retirement or welfare benefits or similar payments;

(g) unless otherwise agreed with the Company in writing, the Options and the shares of Common Stock subject to the Options, and the income from and value of same, are not granted as consideration for, or in connection with, the service Participant may provide as a director of a Subsidiary;

(h) the future value of the underlying shares of Common Stock is unknown, indeterminable and cannot be predicted with certainty;

(i) if the underlying shares of Common Stock do not increase in value after the grant date, the Option will have no value;

(j) if the Participant exercises the Option and acquires shares of Common Stock, the value of such shares of Common Stock may increase or decrease in value, even below the Exercise Price;

(k) no claim or entitlement to compensation or damages shall arise from forfeiture of the Options resulting from the termination of the Participant’s employment (for any reason whatsoever whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is employed or the terms of Participant’s employment agreement, if any);

(l) for purposes of the Options, Participant’s employment relationship will be considered terminated as of the date the Participant is no longer actively providing services to the Company, the Employer or any of the other subsidiaries or affiliates of the Company (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment agreement, if any), and such date will not be extended by any notice period (e.g., the period of employment would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where the Participant is employed or the terms of Participant’s employment agreement, if any); the Committee shall have the exclusive discretion to determine when the Participant is no longer actively providing services for purposes of the Option grant (including whether the Participant may still be considered to be providing services while on a leave of absence);

(m) unless otherwise provided in the Plan or by the Company in its discretion, the Options and the benefits evidenced by this Option Agreement do not create any entitlement to have the

Options or any such benefits transferred to, or assumed by, another company nor be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the shares of Common Stock; and

(n) neither the Company, the Employer nor any other subsidiary or affiliate of the Company shall be liable for any foreign exchange rate fluctuation between the Participant’s local currency and the United States Dollar that may affect the value of the Option or of any amounts due to the Participant pursuant to the exercise of the Option or the subsequent sale of any shares of Common Stock acquired upon settlement.

(o) the Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Plan or the Participant’s acquisition or sale of the shares of Common Stock. The Participant should consult with his or her personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.

4. Insider Trading Restrictions/Market Abuse Laws. The Participant acknowledges that, depending on his or her country, or the broker’s country, or where the shares of Common Stock are listed, the Participant may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions, which may affect the Participant’s ability to, directly or indirectly, accept, acquire, sell, or attempt to sell or otherwise dispose of shares of Common Stock, rights to shares of Common Stock (e.g., Options), or rights linked to the value of shares of Common Stock, during such times as the Participant is considered to have “inside information” regarding the Company (as defined by the laws and/or regulations in the applicable jurisdictions or the Participant’s country). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders the Participant places before possessing the inside information. Furthermore, the Participant may be prohibited from (i) disclosing inside information to any third party, including fellow employees (other than on a “need to know” basis) and (ii) “tipping” third parties or causing them to otherwise buy or sell securities. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. The Participant is responsible for ensuring compliance with any applicable restrictions and should consult his or her personal legal advisor on this matter.

5. Foreign Asset/Account Reporting; Exchange Controls. The Participant’s country may have certain foreign asset and/or account reporting requirements and/or exchange controls that may affect the Participant’s ability to acquire or hold shares of Common Stock under the Plan or cash received from participating in the Plan (including from any dividends received or sale proceeds arising from the sale of shares of Common Stock) in a brokerage or bank account outside the Participant’s country. The Participant may be required to report such accounts, assets or transactions to the tax or other authorities in the Participant’s country. The Participant also may be required to repatriate sale proceeds or other cash received as a result of the Participant’s participation in the Plan to the Participant’s country through a designated bank or broker and/or within a certain time after receipt. The Participant acknowledges that it is the Participant’s responsibility to be compliant with such regulations, and the Participant is advised to consult the Participant’s personal legal advisor for any details.

6. Language. By accepting the Option Agreement, the Participant acknowledges and represents that the Participant is sufficiently proficient in the English language, or has consulted with an advisor who is sufficiently proficient in English, so as to allow the Participant to understand the terms of the Option Agreement and any other documents related to the Plan. If the Participant has received a copy of this Option Agreement (or the Plan or any other document related hereto or thereto) translated into a language other than English, such translated copy is qualified in its entirety by reference to the English version of the Plan, and in the event of any conflict the English version will govern.

PART II - COUNTRY-SPECIFIC TERMS AND CONDITIONS

This Part II of this Exhibit A includes additional terms and conditions that govern the Options if the Participant resides and/or works in one of the countries listed below. If the Participant is a citizen or resident of a country (or is considered as such for local law purposes) other than the one in which the Participant is currently residing and/or working or if the Participant moves to another country after receiving the grant of the Options, the Company will, in its discretion, determine the extent to which the terms and conditions herein will be applicable to the Participant.

This Part II of this Exhibit A also includes information regarding exchange controls and certain other issues of which the Participant should be aware with respect to the Participant’s participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of December 2021. Such laws are often complex and change frequently. As a result, the Company strongly recommends that the Participant not rely on the information in this Exhibit A as the only source of information relating to the consequences of the Participant’s participation in the Plan because the information may be out of date at the time that the Options vest or the Participant sells shares of Common Stock acquired under the Plan.

In addition, the information contained herein is general in nature and may not apply to the Participant’s particular situation and the Company is not in a position to assure the Participant of a particular result. Accordingly, the Participant should seek appropriate professional advice as to how the relevant laws in the Participant’s country may apply to the Participant’s situation.

If the Participant is a citizen or resident of a country other than the one in which the Participant is currently residing and/or working (or if the Participant is considered as such for local law purposes) or if the Participant moves to another country after receiving the grant of the Options, the information contained herein may not be applicable to the Participant in the same manner.

Australia

Securities Law Notification. This offer of the Options is intended to comply with the provisions of the Corporations Act 2001, ASIC Regulatory Guide 49 and ASIC Class Order CO 14/1000. Additional details are set forth in the Offer Document for the offer of Options to Australian resident employees, which is attached hereto as Exhibit B.

Tax Information. The Plan is a plan which subdivision 83A-C of the Income Tax Assessment Act 1997 (Cth) applies (subject to conditions in the Act).

Exchange Control Notification. Exchange control reporting is required for cash transactions exceeding A$10,000 and international fund transfers of any amount. The Australian bank assisting with the transaction will file the report for the Participant. If there is no Australian bank involved in the transfer, the Participant will have to file the report independently.

Brazil

Labor Law Policy and Acknowledgment. The following provision supplements Section 2 in Part I of this Exhibit A:

By accepting the Options, the Participant agrees that he or she is (i) making an investment decision; (ii) the shares of Common Stock will be issued to the Participant only if the vesting conditions are met and (iii) the value of the underlying shares of Common Stock is not fixed and may increase or decrease in value over the vesting period without compensation to the Participant.

Compliance with Law. By accepting the Options, the Participant acknowledges that he or she agrees to comply with applicable Brazilian laws and to pay any and all applicable taxes associated with the vesting of the Options, and the sale of shares of Common Stock acquired under the Plan and the receipt of any dividends.

Foreign Asset/Account Reporting Notification. If the Participant is resident or domiciled in Brazil, he or she will be required to submit a declaration of assets and rights held outside Brazil to the Central Bank of Brazil if the aggregate value of such assets and rights exceeds US$1,000,000. Quarterly reporting is required if such amount is equal to or greater than US$1,000,000. Shares acquired under the Plan are included in the assets and rights that must be reported.

Tax on Financial Transaction (IOF). Repatriation of funds (e.g., the proceeds from the sale of shares of Common Stock) into Brazil and the conversion of USD into BRL associated with such fund transfers may be subject to the Tax on Financial Transactions. It is the Participant’s responsibility to comply with any applicable Tax on Financial Transactions arising from his or her participation in the Plan. The Participant should consult with his or her personal tax advisor for additional details.

Canada

Securities Law Notification. The Participant may not be permitted to sell within Canada shares of Common Stock acquired under the Plan. The Participant may only be permitted to sell or dispose of any shares of Common Stock acquired under the Plan if such sale or disposal takes place outside of Canada through the facilities of a stock exchange on which the shares of Common Stock are listed (i.e., the Nasdaq Global Select Market).

Foreign Asset/Account Reporting Notification. Specified foreign property, including Options, shares of Common Stock acquired under the Plan and other rights to receive shares of a non-Canadian company held by a Canadian resident must generally be reported annually on a Form T1135 (Foreign Income Verification Statement) if the total cost of the specified foreign property exceeds C$100,000 at any time during the year. Thus, such Options must be reported – generally at a nil cost – if the C$100,000 cost threshold is exceeded because other specified foreign property is held by you. When shares of Common Stock are acquired, their cost generally is the adjusted cost base (“ACB”) of the shares. The ACB would ordinarily equal the fair market value of the shares at the time of acquisition, but if the Participant owns other shares of the same company, this ACB may have to be averaged with the ACB of the other shares. The Participant should consult with his or her personal tax advisor to determine the applicable reporting requirements.

The following provisions apply to Participants in Quebec:

Consent to Receive Information in English. The parties acknowledge that it is their express wish that the Option Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

Les parties reconnaissent avoir exigé la rédaction en anglais du Contrat, ainsi que de tous documents exécutés, avis donnés et procédures judiciaires intentées en vertu du, ou liés directement ou indirectement au, présent Contrat.

Data Privacy. The Participant hereby authorizes the Company and the Company’s representative to discuss with and obtain all relevant information from all personnel, professional or non-professional,

involved with the administration of the Plan. The Participant further authorizes the Company and the Employer to disclose and discuss the Participant’s participation in the Plan with their advisors. The Participant also authorizes the Company and the Employer to record such information and keep it in Participant’s employee file.

France

Nature of the Award. The Options are not granted under the French specific regime provided by Articles L. 225-177 to L. 225-186-1 of the French Commercial Code, as amended.

Consent to Receive Information in English. The parties acknowledge that it is their express wish that this Option Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

Les parties reconnaissent avoir exigé la rédaction en anglais du Contrat, ainsi que de tous documents exécutés, avis donnés et procédures judiciaires intentées en vertu du, ou liés directement ou indirectement au, présent Contrat.

Foreign Asset/Account Reporting Notification. If the Participant is a French resident, the Participant will be required to report all foreign accounts (whether open or closed) to the French tax authorities when filing his or her annual tax return. The Participant should consult with his or her personal advisor to ensure proper compliance with applicable reporting requirements in France.

Germany

Exchange Control Notification. Cross-border payments in excess of €12,500 must be reported monthly to the German Federal Bank (Bundesbank). In case of payments in connection with securities (including proceeds realized upon the sale of shares of Common Stock or the receipt of dividends), the report must be made by the 5th day of the month following the month in which the payment was received. The form must be filed electronically and the form of report (“Allgemeine Meldeportal Statistik”) can be accessed via the Bundesbank’s website (www.bundesbank.de) and is available in both German and English. The Participant acknowledges that he or she personally is responsible for complying with applicable reporting requirements.

India

Form of Payment for Options. Due to legal restrictions in India, the Participant will not be permitted to pay the Exercise Price through the delivery of irrevocable instructions to a broker to sell some of the shares of Common Stock obtained upon exercise of the Option and to deliver to the Company an amount out of the proceeds of such sale equal to the aggregate Exercise Price for the shares of Common Stock being purchase. The Participant may, however pay the Exercise Price through the delivery of irrevocable instructions to a broker to sell all of the shares of Common Stock obtained upon exercise of the Option and to deliver to the Company an amount out of the proceeds of such sale equal to the aggregate Exercise Price for the shares of Common Stock being purchased. The Company reserves the right to allow additional forms of payment depending on the development of local law.

Exchange Control Notification. The Participant is required to repatriate any proceeds from the sale of shares of Common Stock acquired under the Plan and any dividends paid on such shares of Common Stock (if any) within such time as prescribed under applicable India exchange control laws as may be amended from time to time. The Participant must maintain the foreign inward remittance certificate received from the bank where the foreign currency is deposited in the event that the Reserve Bank of India or the employer requests proof of repatriation. It is the Participant’s responsibility to comply with applicable exchange control laws in India.

Foreign Asset/Account Reporting Notification. The Participant is required to declare any bank accounts or any financial assets (including shares of Common Stock) that the Participant holds outside India in his or her annual tax return. It is the Participant’s responsibility to comply with this reporting obligation and the Participant should consult with his or her personal tax advisor in this regard.

Ireland

There are no country-specific provisions.

Isle of Man

There are no country-specific provisions.

Mexico

Labor Law Acknowledgement. The following provision supplements Section 2 in Part I of this Exhibit A.

By accepting the Options, the Participant acknowledges that he or she understands and agrees that: (i) the Options are not related to the salary and other contractual benefits granted to the Participant by the Employer; and (ii) any modification of the Plan or its termination shall not constitute a change or impairment of the terms and conditions of employment.

Policy Statement. The grant of the Options the Company is making under the Plan is unilateral and discretionary and, therefore, the Company reserves the absolute right to amend it and discontinue it at any time without any liability.

The Company, with registered offices at 1105 West 41st Street, Austin, Texas 78756, United States of America, is solely responsible for the administration of the Plan. Participation in the Plan and the acquisition of shares of Common Stock under the Plan does not, in any way establish an employment relationship between the Participant and the Company since the Participant is participating in the Plan on a wholly commercial basis and the Participant’s sole employer is the Subsidiary employing the Participant, as applicable, nor does it establish any rights between the Participant and the Employer.

Plan Document Acknowledgment. By participating in the Plan, Participant acknowledges that he or she has received copies of the Plan and the Option Agreement, has reviewed the Plan and the Option Agreement in their entirety and fully understands and accept all provisions of the Plan and the Option Agreement.

In addition, by participating in the Plan, the Participant further acknowledges that he or she has read and specifically and expressly approves the terms and conditions in Section 2 in Part I of this Exhibit A, in which the following is clearly described and established: (i) participation in the Plan does not constitute an acquired right; (ii) the Plan and participation in the Plan is offered by the Company on a wholly discretionary basis; (iii) participation in the Plan is voluntary; and (iv) the Company and its Subsidiaries are not responsible for any decrease in the value of the shares of Common Stock underlying the Options.

Finally, the Participant hereby declares that he or she does not reserve any action or right to bring any claim against the Company for any compensation or damages as a result of participation in the Plan and therefore grants a full and broad release to the Employer and the Company and its Subsidiaries with respect to any claim that may arise under the Plan.

Spanish Translation

Reconocimiento de la Legislación Laboral. Esta disposición complementa el Apartado 2 de la Parte I de la Adenda.

Al aceptar la Opción, el Partícipe reconoce y acepta (i) que la Opción no están vinculadas al salario ni a otras prestaciones contractuales concedidas al Partícipe por el Empleador; y (ii) que ni la modificación del Plan ni su cancelación alterarán o empeorarán sus condiciones laborales.

Declaración de Política. La concesión de la Opción que la Compañía realiza con arreglo al Plan es unilateral y discrecional y, por lo tanto, la Compañía se reserva el derecho absoluto de modificarla y retirarla en cualquier momento, sin ninguna responsabilidad.

La Compañía, cuyo domicilio social está situado en 1105 West 41st Street, Austin, Texas 7875, Estados Unidos de América, es enteramente responsable de la administración del Plan. La participación en el Plan y la adquisición de Acciones Ordinarias con arreglo al mismo no suponen en modo alguno la creación de una relación laboral entre el Partícipe y la Compañía, ya que la participación en el Plan por parte del Participante es de carácter puramente mercantil y el único empleador del Partícipe es la Filial que le ha contratado, en su caso, ni establecen ningún derecho entre el Partícipe y el Empleador.

Aceptación de la Documentación del Plan. Al participar en el Plan, el Partícipe reconoce que ha recibido sendas copias del Plan y del Acuerdo de Concesión de la Opción, que ha leído el Plan y el Acuerdo de Concesión de la Opción en su totalidad y que entiende y acepta completamente las disposiciones contenidas en los mismos.

Adicionalmente, al participar en el Plan, el Partícipe reconoce que ha leído y aprueba específica y expresamente los términos y condiciones contenidos del Apartado 2 de la Parte I de la Adenda, en el que se describe y establece claramente lo siguiente: (i) la participación en el Plan no constituye un derecho adquirido; (ii) el Plan y la participación en el mismo son ofrecidos por la Compañía de forma enteramente discrecional; (iii) la participación en el Plan es voluntaria; y (iv) ni la Compañía ni sus Filiales serán responsables de ninguna reducción del valor de las Acciones Ordinarias subyacentes en la Opción.

Finalmente, el Partícipe declara que no se reserva ninguna acción ni el derecho a interponer una demanda contra la Compañía para exigir el pago de una indemnización por daños y perjuicios como consecuencia de su participación en el Plan y, por consiguiente, exonera de toda responsabilidad, en los términos más amplios, tanto a la Compañía como a sus Filiales en relación con cualquier demanda que pudiera derivarse del Plan.

Netherlands

There are no country-specific provisions.

Russia

Data Privacy. The Participant understands and agrees that the Company may require the Participant to complete and return a Consent to Processing of Personal Data form (the “Consent”) to the Company. If a Consent is required by the Company but the Participant fails to provide such Consent to the Company, the Participant understands and agrees that the Company will not be able to administer or maintain the Options or any other awards. Therefore, the Participant understands that refusing to complete any required Consent or withdrawing his or her consent may affect the Participant’s ability to participate in the Plan. For more information on any required Consent or withdrawal of consent, the Participant understands he or she may contact the Bumble Equity Team at equity@team.bumble.com.

U.S. Transaction. The Participant understands that his or her acceptance of the grant of Options results in a contract between the Participant and the Company completed in the United States and that the Option Agreement is governed by the laws of the State of Delaware, U.S.A., without giving effect to the conflict of law principles thereof.

Securities Law Notification. The Participant acknowledges that the Options, the Option Agreement, the Plan and all other materials the Participant may receive regarding participation in the Plan do not constitute advertising or an offering of securities in Russia. The issuance of securities pursuant to the Plan has not and will not be registered in Russia and therefore, the securities described in any Plan-related documents may not be used for offering or public circulation in Russia.

Anti-Corruption Notification. Certain individuals who hold public office in Russia, as well as their spouses and dependent children, are prohibited from opening or maintaining foreign brokerage or bank accounts and holding any securities, whether acquired directly or indirectly, in a foreign company (including shares of Common Stock acquired under the Plan).

Spain

No Entitlement for Claims or Compensation. This provision supplements the terms of the Option Agreement:

By accepting the Options, the Participant consents to participation in the Plan and acknowledges that the Participant has received a copy of the Plan document.

The Participant understands that the Company has unilaterally, gratuitously and in its sole discretion decided to make grants of Options under the Plan to individuals who may be employees of the Company or its subsidiaries or affiliates throughout the world. The decision is limited and entered into based upon the express assumption and condition that any Options will not economically or otherwise bind the Company or any of its subsidiaries or affiliates, including the Employer, on an ongoing basis, other than as expressly set forth in the Option Agreement. Consequently, the Participant understands that the Options are given on the assumption and condition that the Options shall not become part of any employment contract (whether with the Company or any of its subsidiaries or affiliates, including the Employer) and shall not be considered a mandatory benefit, salary for any purpose (including severance compensation) or any other right whatsoever. Furthermore, the Participant understands and freely accepts that there is no guarantee that any benefit whatsoever shall arise from the grant of the Options, which is gratuitous and discretionary, since the future value of the Options is unknown and unpredictable.

The Participant understands and agrees that, unless otherwise expressly set forth in the Option Agreement, the Participant’s termination of employment for any reason (including for the reasons listed below) will automatically result in the cancellation and loss of any Options that may have been granted to the Participant and that were not fully vested on the date of termination of employment. In particular, the Participant understands and agrees that, unless otherwise expressly set forth in the Option Agreement, the Options will be cancelled without entitlement to the cash proceeds or to any amount as indemnification if the Participant terminates employment by reason of, including, but not limited to: resignation, death, disability, retirement, disciplinary dismissal adjudged to be with cause, disciplinary dismissal adjudged or recognized to be without cause, individual or collective layoff on objective grounds, whether adjudged to be with cause or adjudged or recognized to be without cause, material modification of the terms of employment under Article 41 of the Workers’ Statute, relocation under Article 40 of the Workers’ Statute, Article 50 of the Workers’ Statute, unilateral withdrawal by the Employer, and under Article 10.3 of Royal Decree 1382/1985.

The Participant also understands that the grant of Options would not be made but for the assumptions and conditions set forth hereinabove; thus, the Participant understands, acknowledges and freely accepts that, should any or all of the assumptions be mistaken or any of the conditions not be met for any reason, the grant of the Options shall be null and void.

Securities Law Notification. The Options described in the Plan and the Option Agreement, including Exhibit A, do not qualify under Spanish regulations as a security. No “offer of securities to the public,” as defined under Spanish law, has taken place or will take place in the Spanish territory. The Plan and the Options Agreement, including Exhibit A, have not been nor will they be registered with the Comisión Nacional del Mercado de Valores (Spanish Securities Exchange Commission), and they do not constitute a public offering prospectus.

United Kingdom

Responsibility for Taxes. The following supplements the “Responsibility for Taxes” section of Part I of Exhibit A:

Without limitation to the “Responsibility for Taxes” section of Part I of Exhibit A, the Participant agree that he or she is liable for all Tax-Related Items and hereby covenant to pay all such Tax-Related Items, as and when requested by the Company or, if different, the Employer or by Her Majesty’s Revenue & Customs (“HMRC”) (or any other tax authority or any other relevant authority). The Participant also agrees to indemnify and keep indemnified the Company and, if different, the Employer against any Tax-Related Items that they are required to pay or withhold or have paid or will pay to HMRC on the Participant’s behalf (or any other tax authority or any other relevant authority).

Notwithstanding the foregoing, if the Participant is a director or executive officer of the Company (within the meaning of Section 13(k) of the Exchange Act), the Participant understands that he or she may not be able to indemnify the Company for the amount of any Tax-Related Items as it may be considered to be a loan. In this case, any income tax not collected from or paid by the Participant within ninety (90) days of the end of the U.K. tax year in which the event giving rise to the Tax-Related Items occurs may constitute a benefit to the Participant on which additional income tax and National Insurance contributions (“NICs”) may be payable. The Participant understands that he or she will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for paying to the Company and/or the Employer (as appropriate) the amount of any NICs due on this additional benefit, which may also be recovered from the Participant by any of the means referred to in the “Responsibility for Taxes” section of Part I of this Exhibit A.

EXHIBIT B

OFFER DOCUMENT

BUMBLE INC.

2021 OMNIBUS INCENTIVE PLAN

OFFER OF OPTIONS

TO AUSTRALIAN RESIDENT PARTICIPANTS

Investment in shares involves a degree of risk. Participants who elect to participate in the Plan should monitor their participation and consider all risk factors relevant to the acquisition of shares under the Plan as set out in this Offer Document and the Additional Documents.

The information contained in this Offer Document and the Additional Documents is general only. Any advice given in relation to this offer of Options does not take into account Participant’s personal objectives, financial situation and needs.

Participants should consider obtaining their own financial product advice from an independent person who is licensed by the Australian Securities and Investments Commission to give advice about participation in the Plan.

OFFER OF OPTIONS TO AUSTRALIAN
RESIDENT PARTICIPANTS

BUMBLE INC.

2021 OMNIBUS INCENTIVE PLAN

This Offer Document sets out information regarding the grant of Options over shares of Common Stock of Bumble Inc., a Delaware corporation (the “Company”), under the Bumble Inc. 2021 Omnibus Incentive Plan (the “Plan”). This information is provided by the Company to ensure compliance of the Plan with Australian Securities and Investments Commission (“ASIC”) Class Order 14/1000 and relevant provisions of the Corporations Act 2001.

Any capitalized terms not otherwise defined in this Offer Document shall have the definitions set forth in the Plan.

Additional Documents

In addition to the information set out in this Offer Document, you are being provided with copies of the following documents:

(a) the Plan;

(b) the Plan Prospectus; and

(c) the Option Agreement, including any exhibits, addenda or appendices thereto (the “Agreement”);

(collectively, the “Additional Documents”).

The Plan and the Agreement set out, among other details, the nature of the Award, what, if anything, you must do to accept the Award and the consequences of a change in the nature or status of your employment.

The Additional Documents provide further information to help you make an informed investment decision in relation to your participation in the Plan. Neither the Plan nor any of the other Additional Documents is a prospectus for purposes of the Australian Corporations Act 2001.

Common Stock in a U.S. Corporation

Common stock of a U.S. corporation is analogous to an ordinary share of an Australian corporation. Each shareholder is entitled to one vote for every share of Common Stock held in the Company.

Shares of Common Stock are traded on the Nasdaq in the United States of America (“U.S.”) and are traded under the symbol “BMBL.”

The shares of Common Stock are not liable to any further calls for payment of capital or for other assessment by the Company and have no sinking fund provisions, pre-emptive rights, conversion rights or redemption provisions.

Ascertaining the Market Price of Shares

You may ascertain the current per Share market price as traded on the Nasdaq at www.nasdaq.com under the code “BMBL.” The Australian dollar (“AUD”) equivalent of that price can be obtained at www.rba.gov.au/statistics/frequency/exchange-rates.html.

This will not be a prediction of the market price of an individual Share on the Vesting Date or of the applicable exchange rate on the Vesting Date.

Risk Factors for Australian Residents

Australian residents should have regard to risk factors relevant to investment in securities generally and, in particular, to holding shares of Common Stock.

For example, the price at which the shares of Common Stock are quoted on the Nasdaq may increase or decrease due to a number of factors. There is no guarantee that the per share price will increase. Factors which may affect the per share price include fluctuations in the domestic and international market for listed stocks, general economic conditions, including interest rates, inflation rates, commodity and oil prices, changes to government fiscal, monetary or regulatory policies, legislation or regulation, the nature of the markets in which the Company operates and general operational and business risks.

More information about potential factors that could affect the Company’s business and financial results is included in the Company’s most recent annual report which is available upon request.

In addition, you should be aware that in addition to fluctuations in the per share price, the value of any shares of Common Stock acquired under the Plan will be affected by the U.S. dollar/AUD exchange rate. Participation in the Plan involves certain risks related to fluctuations in these rates of exchange.

Australian Tax Consequences

The following is intended to provide you with a general summary of the tax consequences regarding the Options. This summary is based on the tax and other laws concerning Options in effect in Australia as of December 2021. Such laws are often complex and change frequently and it is possible that the information included in this summary may be out of date at the time your Options vest and you receive shares of Common Stock or at the time you sell shares of Common Stock acquired under the Plan.

In addition, this summary does not discuss all of the various laws, rules and regulations that may apply to you. It may not apply to your particular tax or financial situation, and the Company is not in a position to assure you of any particular tax result. Accordingly, you should seek appropriate professional advice as to how the tax or other laws in Australia apply to your situation.

Finally, if you are a citizen or resident of more than one country or are considered a resident of more than one country for local law purposes, or if you were not resident in Australia when your Options were granted or you do not remain in Australia after your Options are granted, the information contained in this summary may not be applicable to you.

(a) What is the effect of the grant of the Options?

The Australian tax legislation contains specific rules, in Division 83A of the Income Tax Assessment Act 1997, governing the taxation of shares and rights acquired by employees under employee share schemes

(“ESS interests”). The Options should be regarded as a right to acquire shares and, accordingly, an ESS interest for these purposes.

Your assessable income includes the ESS interest at grant, unless the ESS interest is subject to a “real risk of forfeiture” or a prescribed statement is included in your grant documentation, in which case you will be subject to deferred taxation.

In the case of the Options, the “real risk of forfeiture” test requires that:

(i) there be a real risk that, under the conditions of the Plan, you will forfeit the Options or lose them (other than by disposing of or exercising the Options); or

(ii) there be a real risk that, under the conditions of the Plan, if you exercise your Options and you receive shares of Common Stock, you will forfeit the underlying shares or lose them (other than by disposing of them).

The terms of the Options are set out in the Agreement. It is understood that your Options will satisfy the real risk of forfeiture test. In addition, your Agreement contains the prescribed statement mentioned above.1 Accordingly, you should be subject to deferred taxation (i.e., you generally should not be subject to tax when the Options are granted to you).

(b) When will I be taxed on my Options?

You will be required to include an amount in your assessable income for the income year (i.e., the financial year ending 30 June) in which the earliest of the following events occurs in relation to the Options (the “ESS deferred taxing point”):

(i) when there are no longer any genuine restrictions on the disposal of the Options and there is no real risk of you forfeiting the Options;

(ii) when you exercise the Options and receive shares of Common Stock and there is no real risk of you forfeiting such shares and there is no genuine restriction on the disposal of the resulting shares (if such restrictions exist, the taxing point is delayed until they lift); and

(iii) cessation of employment (to the extent that you retain the Options).

Generally, this means that you will be subject to tax when you exercise your Options are settled and the shares of Common Stock are no longer subject to any genuine restrictions on disposal. However, the ESS deferred taxing point for your Options will be moved to the time you sell the underlying shares of Common Stock if you sell the shares within 30 days of the original ESS deferred taxing point.

In addition to income tax, the assessable amount will be subject to Medicare Levy, and, if applicable, surcharge.

1 Specifically, the Agreement contains the following statement: “The Plan is a plan to which Subdivision 83A-C of the Income Tax Assessment Act 1997 (Cth) applies (subject to conditions in the Act),” which means that tax deferral is to apply to the Options.

(c) What is the amount to be included in my assessable income?

The amount you must include in your assessable income in the income year in which the ESS deferred taxing point occurs in relation to your Options will be the difference between the “market value” of the Options or the underlying shares of Common Stock at the ESS deferred taxing point, as applicable, and the cost base of the Options (which should be the Exercise Price). If your ESS deferred taxing point is at exercise (which will normally be the case), the taxable amount will be equal to the difference between the “market value” of the Options at exercise and the Exercise Price.

If, however, you sell the underlying shares of Common Stock in an arm’s length transaction (as will generally be the case provided that the shares are sold through the Nasdaq) within 30 days of the original ESS deferred taxing point, the amount to be included in your assessable income in the income year in which the sale occurs will be equal to the difference between the sale proceeds and the cost base of the Options (typically, the Exercise Price).

The “market value” of the Options or the underlying shares of Common Stock, as applicable, at the ESS deferred taxing point is determined according to the ordinary meaning of “market value” expressed in Australian currency and determined with reference to Australian tax law. The Australian Tax Office has prepared guidelines in relation to the ordinary meaning of market value. As noted below, the Company must provide you with a statement containing certain information about the Options, including an estimate of the market value of the Options or underlying shares, as applicable, at the taxing point. This may assist you in determining the market value of the Options or the shares of Common Stock, as applicable.

(d) What happens if I cease employment before my Options vest or I exercise my Options?

If you cease employment with your employer prior to exercise and you retain your Options (i.e., they are not forfeited upon termination), you will be subject to tax when you cease employment. If you cease employment prior to exercise and the Options are forfeited, you may be treated as having never acquired the forfeited Options and no amount will be included in your assessable income.

(e) Will I be taxed when I sell shares of Common Stock?

If you sell shares of Common Stock acquired upon exercise of your Options within 30 days of the original ESS deferred taxing point, your ESS deferred taxing point will be shifted to the date of sale for purposes of determining the amount of assessable income as described above and you will not be subject to capital gains tax.

If you sell shares of Common Stock acquired upon exercise of your Options more than 30 days after the original ESS deferred taxing point, you will be subject to capital gains taxation to the extent that the sale proceeds exceed your cost base in the shares sold, assuming that the sale of such shares occurs in an arm’s-length transaction. Your cost base in the shares of Common Stock will generally be equal to the market value of such shares at the ESS deferred taxing point (which will generally be the exercise date, as described above) plus any incremental costs you incur in connection with the sale (e.g., brokers fees).

The amount of any capital gain you realize must be included in your assessable income for the year in which shares of Common Stock are sold. However, if you hold shares for at least one year prior to selling (excluding the dates you acquired and sold the shares), you may be able to apply a discount to the amount of capital gain that you are required to include in your assessable income. If this discount is available, you may calculate the amount of capital gain to be included in your assessable income by first subtracting all available capital losses from your capital gains and then multiplying each capital gain by the discount percentage of 50%.

If the sale proceeds are lower than your cost base in the shares of Common Stock sold (assuming the sale occurred in an arm’s-length transaction), you will realize a capital loss. Capital losses may be used to offset capital gains realized in the current tax year or in any subsequent tax year, but may not be used to offset other types of income (e.g., salary or wage income).

(f) Will my employer report the income or withhold tax?

Your employer will not be required to withhold tax (or Medicare Levy or surcharge) in relation to the Options unless you have not provided your Tax File Number (“TFN”) to your employer.

However, the Company or your employer will provide you (no later than 14 July after the end of the year) and the Commissioner of Taxation (no later than 14 August after the end of the year) with a statement containing certain information about your participation in the Plan in the income year in which the original ESS deferred taxing point occurs (typically the year of exercise) (including an estimate of the market value of the Options or the underlying shares of Common Stock, as applicable, at the taxing point). Please note, however, that, if you sell shares within 30 days of the original ESS deferred taxing point, the amount reported by your employer may differ from your actual taxable amount (which will be based on the sale proceeds rather than the market value of the Options or the shares at the ESS deferred taxing point, as described above). You will be responsible for determining the actual taxable amount and calculating your tax accordingly.

It is your responsibility to report and pay any tax liability in relation to the Options and any shares of Common Stock issued to you as well as in relation to the sale of such shares.

U.S. Tax Consequences

Australian residents (who are not U.S. citizens or U.S. tax residents) will not be subject to U.S. tax by reason only of the grant, vesting and exercise of the Options or the sale of shares of Common Stock. However, liability for U.S. taxes (including estate taxes) may accrue if an Australian resident is otherwise subject to U.S. taxes.

The above is an indication only of the likely U.S. taxation consequences for Australian residents awarded Options under the Plan. Australian residents should seek their own advice as to the U.S. taxation consequences of Plan participation.